Exhibit 99.1
First Solar Hires John Gaffney as Executive Vice President and General Counsel
PHOENIX, Arizona. — Dec. 17, 2007 — First Solar, Inc. (Nasdaq: FSLR) announced today that John Gaffney will join the company as its Executive Vice President and General Counsel, effective January 15, 2008. Mr. Gaffney will lead First Solar’s legal, corporate development, government affairs, and corporate communications activities and will report to Mike Ahearn, Chief Executive Officer of First Solar. Mr. Gaffney, a partner at Cravath, Swaine & Moore LLP, has been a key advisor to First Solar, including having represented First Solar in its initial public offering.
“We have benefited greatly from John’s advice and guidance and we are honored that he has accepted our offer to expand his role by joining First Solar,” said Mike Ahearn. “He brings a wealth of legal and business experience to First Solar and significantly strengthens our team.”
As a partner at Cravath, Mr. Gaffney has advised numerous corporate and financial institution clients on merger, acquisition and capital markets transactions. Mr. Gaffney received a B.A. from George Washington University and a J.D. and an M.B.A. from New York University.
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About First Solar
First Solar, Inc. [NASDAQ: FSLR] manufactures solar modules with an advanced thin film semiconductor process that significantly lowers solar electricity costs. By enabling clean renewable electricity at affordable prices, First Solar provides an economic alternative to peak conventional electricity and the related fossil fuel dependence, greenhouse gas emissions and peak time grid constraints.
For First Solar Investors
This release contains forward-looking statements which are made pursuant to the safe harbour provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
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For media inquiries, contact:
Lisa Morse, First Solar, Inc.
(602) 414-9361
lmorse@firstsolar.com